Exhibit 3.71
AMENDMENT AND RESTATEMENT OF
ARTICLES OF INCORPORATION
OF
DOPACO, INC.
          FIRST : The name of the Corporation is DOPACO, INC.
          SECOND : The Corporation’s registered office in the Commonwealth of Pennsylvania is at 241 Woodbine Road in the City of Downingtown, County of Chester.
          THIRD : The nature of the business of the Corporation and its purpose is to engage in and do any lawful act concerning any and all lawful business for which this Corporation may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.
          FOURTH : The statute by or under which the Corporation was incorporated is: Act of May 5, 1933, as amended.
          FIFTH : The date of its incorporation is July 9, 1979.
          SIXTH : This amendment and restatement was adopted by the shareholders of the Corporation pursuant to 15 Pa.C.S. § 1914(a) and (b).
          SEVENTH : The total number of shares of stock which the Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock without par value.
          EIGHTH : Effective upon the filing of these Amended and Restated Articles of Incorporation (the “Effective Time”), and in each case without any further action of the Corporation or any stockholder, each share of common stock, no par value, of the Corporation (“Prior Common Stock”) which immediately prior to the Effective Time was outstanding shall be and hereby is converted into and reclassified as 0.0000629829216 shares of Common Stock. Certificates that prior to the Effective Time represented shares of Prior Common Stock shall, at the Effective Time, be hereby canceled and upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive certificate(s) representing the shares of Common Stock into which such canceled shares have been converted and reclassified.
          NINTH : The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.
     (b) The election of directors may be conducted in any manner approved by the shareholders at the time when the election is held and need not be by written ballot.
     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by these Amended and Restated Articles of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.
     (d) The Board of Directors shall have the power without the assent or vote of the shareholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that the Bylaws or these Amended and Restated Articles of Incorporation otherwise provide.
     (e) No officer or director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as an officer or director, provided that nothing contained in this Article shall eliminate or limit the liability of any officer or director (i) for any breach of the officer’s or director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 1553 of the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania or (iv) for any transaction from which the officer or director derived an improper personal benefit.
          TENTH : These Amended and Restated Articles of Incorporation effect a restatement of the original articles of incorporation, and all amendments thereto.
          ELEVENTH : The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of the Commonwealth of Pennsylvania, and all rights herein conferred upon shareholders or directors are granted subject to this reservation.

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